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                                                                     EXHIBIT 4.1

KENNY INFORMATION SYSTEMS,
A Division of J. J. Kenny Co., Inc.
65 Broadway
New York, New York 10006
Telephone: 212/770-4422
Fax: 212/797-8681
Frank A. Ciccotto, Jr.
Vice President

                                                                October 16, 1996

Merrill Lynch Pierce Fenner & Smith
Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, NJ 08543-9051

The Chase Manhattan Bank
Customer Service Retail Department
770 Broadway--7th Floor
New York, NY 10003-9598

Re: Municipal Investment Trust Fund, Multistate Series - 218, Defined Asset
    Funds

Gentlemen:

     We have examined the Registration Statement File No. 333-11617 for the above-captioned fund. We hereby acknowledge that Kenny Information Systems, a Division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the fund. We hereby consent to the use in the Registration Statement of the reference to Kenny Information Systems, a Division of J. J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          FRANK A. CICCOTTO, JR.
                                          VICE PRESIDENT